Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-266012 on Form S-8 of our reports dated March 3, 2023, relating to the financial statements of Mallinckrodt plc and the effectiveness of Mallinckrodt plc's internal control over financial reporting appearing in this Annual Report on Form 10-K as of December 30, 2022 (Successor Company), and for the periods from June 17, 2022 through December 30, 2022 (Successor Company) and January 1, 2022 through June 16, 2022 (Predecessor Company).

/s/ Deloitte & Touche LLP
St. Louis, Missouri
March 3, 2023